SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Under the Securities Exchange Act of 1934

SCHEDULE 13G

AMENDMENT NO. 3

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

        Network-1 Security Solutions, Inc.
(Name of Issuer)

         Common Stock, par value $0.01 per share
(Title of Class of Securities)

         64121N109
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

SCHEDULE 13G

CUSIP No. 98975L108

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First New York Securities L.L.C.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 637,596
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 637,596
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 637,596
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12)	TYPE OF REPORTING PERSON BD

SCHEDULE 13G

CUSIP No. 98975L108

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steve Heinemann
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 793,341
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 793,341
		8)	SHARED DISPOSITIVE POWER 278,596
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,071,937
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 98975L108

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Doug Lipton
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 182,200
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 182,200
		8)	SHARED DISPOSITIVE POWER 278,596
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 460,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 98975L108

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jay Goldstein
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 96,500
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 96,500
		8)	SHARED DISPOSITIVE POWER 359,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 455,500
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12)	TYPE OF REPORTING PERSON IN

Schedule 13G

Item 1(a).    Name of Issuer:

Network-1 Security Solutions, Inc.

Item 1(b).    Address of Issuer’s Principal Executive Offices:

445 Park Avenue, Suite 1028
New York, New York 10022

Item 2(a).    Name of Person Filing:

(1)	First New York Securities L.L.C. (“FNYS”)

(2)	Steve Heinemann. Mr. Heinemann is employed by and trades securities of the issuer for the proprietary account of FNYS.

(3)	Doug Lipton. Mr. Lipton is a Partner of FNYS.

(4)	Jay Goldstein. Mr. Goldstein is a Partner of FNYS.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

(1)	First New York Securities L.L.C. 850 Third Avenue, 17th Floor
New York, NY 10022

(2)	Steve Heinemann c/o First New York Securities L.L.C.
850 Third Avenue, 8th Floor
New York, NY 10022

(3)	Doug Lipton c/o First New York Securities L.L.C.
850 Third Avenue, 8th Floor
New York, NY 10022

(4)	Jay Goldstein c/o First New York Securities L.L.C.
850 Third Avenue, 8th Floor
New York, NY 10022

Item 2(c).    Citizenship:

(1)	First New York Securities L.L.C. New York

(2)	Steve Heinemann United States

(3)	Doug Lipton United States

(4)	Jay Goldstein United States

Item 2(d).    Title of Class of Securities:

Common Stock, par value $.01 per share

Item 2(e).    CUSIP Number:

64121N-10-9

Item 3.       If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	Investment Adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F)

(g)	☐	Parent Holding Company or control person in accordance with §240.13d-1(b)(ii)(G)

(h)	☐	Savings Association as defined in §3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	Church plan that is excluded from the definition of an investment company under §3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)	☐	Group, in accordance with §240.13d-1(b)(ii)(J)

Item 4.       Ownership.

(a)	Amount beneficially owned:

(1)	First New York Securities L.L.C. 637,596

(2)	Steve Heinemann 1,071,937

(3)	Doug Lipton 460,796[1]

(4)	Jay Goldstein 455,500

(b)	Percent of class[2]:

(1)	First New York Securities L.L.C. 3.2%

(2)	Steve Heinemann 5.4%

(3)	Doug Lipton 2.3%

(4)	Jay Goldstein 2.3%

---------------------------------------
1 Includes shares held by Lucia Marie Smith (Doug Lipton's wife).

2 Percentages are based on 19,684,724 shares of Common Stock outstanding (as set forth in the Issuer’s Form 10-Q-QSB, for the quarterly report September 30, 2006).

(c)	Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 637,596

(2)	Steve Heinemann 793,341

(3)	Doug Lipton 182,200

(4)	Jay Goldstein 96,500

(ii)	Shared power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 0

(2)	Steve Heinemann 0

(3)	Doug Lipton 0

(4)	Jay Goldstein 0

(iii)	Sole power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 637,596

(2)	Steve Heinemann 793,341

(3)	Doug Lipton 182,200

(4)	Jay Goldstein 96,500

(iv)	Shared power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 0

(2)	Steve Heinemann 278,596

(3)	Doug Lipton 278,596

                         (4)  Jay Goldstein                      359,000

Item 5.    Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

Not Applicable.

Item 9.      Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007                           FIRST NEW YORK SECURITIES L.L.C.

        By: /s/ Harris Sufian
        Name: Harris Sufian
        Title:   Managing Member

                                    /s/ Steve Heinemann
        Steve Heinemann

                                    /s/ Doug Lipton
        Doug Lipton

                                    /s/ Jay Goldstein
        Jay Goldstein

Exhibit 1
AGREEMENT OF JOINT FILING

Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 13, 2007.

FIRST NEW YORK SECURITIES L.L.C.

By: /s/ Harris Sufian
      Name: Harris Sufian
      Title:   Managing Member

/s/ Steve Heinemann
Steve Heinemann

/s/ Doug Lipton
Doug Lipton

/s/ Jay Goldstein
Jay Goldstein